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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of

One Voice Technologies, Inc.


We consent to the incorporation into this registration statement, on Form SB2 (post effective amendment), (File No. 333-133932) of One Voice Technologies, Inc., of our report dated April 16, 2007 relating to the consolidated balance sheet of One Voice Technologies, Inc., as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2006. We further consent to the reference to our firm under the heading "Experts" in the registration statement.




/s/PMB Helin Donovan, LLP


San Francisco, California

June 8, 2007